Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel
P.O. Box 626	Senior Vice President and
Bassett, VA 24055	Chief Financial Officer
(276) 629-6614 – Investors

Jay S. Moore
Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Fiscal Third Quarter Results

(Bassett, Va.) – September 28, 2017 – Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today its results of operations for its fiscal quarter ended August 26, 2017.

Fiscal 2017 Third Quarter Highlights

●	Consolidated sales were $114.3 million for the third quarter of 2017 compared to $104.7 million for the third quarter of 2016, an increase of 9.1%.
●

Operating income for the quarter was $7.3 million or 6.4% of sales as compared to $7.5 million or 7.2% of sales for the prior year quarter. Excluding the unusual items described below, adjusted operating income was $6.5 million or 5.7% of sales as compared to $6.1 million or 5.8% of sales for the prior year quarter.

●

Wholesale sales were $61.8 million for the third quarter of 2017 compared to $58.3 million for the third quarter of 2016, an increase of 5.9%. Wholesale operating income for the quarter was $4.5 million or 7.2% of sales as compared to $5.6 million or 9.7% of sales for the prior year quarter. Wholesale operating profit for the third quarter of 2016 included $1.4 million for the settlement of the Polyurethane Foam Antitrust Litigation.

●

Company-owned store sales were $67.4 million for the third quarter of 2017 compared to $61.2 million for the third quarter of 2016, an increase of 10%. This included a comparable store sales increase of 1.8% compared to the prior year quarter. Comparable store operating income was $1.2 million or 2.0% of sales for the current year quarter as compared to $1.5 million or 2.5% of sales for the prior year quarter. Included in the comparable store operating income for 2017 was a $0.5 million loss for expenses related to settling employment claims. Total retail operating income was $1.4 million or 2.0% of sales for the quarter as compared to $0.8 million or 1.3% of sales for the prior year quarter. Also included in the 2017 retail operating income was a $1.2 million gain on the sale of the Las Vegas store building which was closed during the quarter. Comparable store written sales for the quarter decreased 2.9%.

●

Revenue for Zenith was $24.9 million for the third quarter of 2017 compared to $23.0 million for the third quarter of 2016, an 8.4% increase. Zenith’s operating income for the quarter was $1.2 million or 4.7% of sales as compared to $0.7 million or 2.9% of sales for the prior year quarter.

●	Net income for the quarter was $4.6 million or $0.43 per diluted share as compared to $4.2 million or $0.38 per diluted share for the prior year quarter.

“We were pleased to post a 9.1% consolidated sales increase for the quarter,” commented Robert H. Spilman, Jr., Chairman and Chief Executive Officer. “All three of our operating segments posted revenue gains led by our retail division’s 10% increase. Although there were a number of unusual year over year comparisons, quarterly operating income grew by 7% on an adjusted basis despite increasing expense related to investments in our digital platform. We look forward to opening two new stores in new markets in the current quarter, and entering fiscal 2018 with plans to open an additional six to eight new stores, while continuing our program to reposition older stores to better real estate when circumstances are appropriate. Finally, we welcomed our Board of Directors’ approval in July of a 10% increase in our quarterly dividend as part of our ongoing capital allocation strategy.”

Wholesale Segment

Net sales for the wholesale segment were $61.8 million for the third quarter of 2017 as compared to $58.3 million for the third quarter of 2016, an increase of $3.5 million or 5.9%. This increase was driven by a 5.1% increase in furniture shipments to the Bassett Home Furnishings network as compared to the prior year period and a 5.7% increase in furniture shipments to the open market (outside the Bassett Home Furnishings network). Wholesale shipments of accessories, a much smaller component of the Company’s wholesale revenues, increased 79% over the prior year quarter. Gross margins for the wholesale segment were 33.6% for the third quarter of 2017 as compared to 35.4% for the prior year quarter. Excluding the effects of the previously mentioned foam settlement in 2016, the prior year gross margin would have been 33.0%. Gross margins improved in both the Upholstery and Wood operations as compared to the prior year driven by increased operating efficiencies in the domestic operations along with greater leverage of fixed costs from higher sales levels. Wholesale SG&A for the third quarter of 2017 was $16.3 million as compared to $15.0 million for the prior year period. SG&A as a percentage of sales increased to 26.4% as compared to 25.8% for the third quarter of 2016. This increase in SG&A as a percentage of sales was primarily driven by increased spending on the website and e-commerce strategy development along with higher accruals for incentive compensation, partially offset by greater leverage of other fixed costs due to higher sales volumes. Operating income was $4.5 million or 7.2% of sales as compared to $5.6 million or 9.7% of sales in the prior year. Excluding the effects of the previously mentioned foam settlement in 2016, the prior year operating income would have been $4.2 million or 7.2% for the prior year.

“Strong performances in our Wood and Upholstery divisions were largely offset at the comparable wholesale operating profit level by spending to enhance our website and E-commerce capabilities and by a favorable adjustment made to our executive compensation accrual last year,” continued Spilman. “Nevertheless, the fundamentals around the domestic manufacturing and importing of our product line were solid. Domestic wood grew by 23% and profitability grew by 55% in the process. Thanks to a strong showing in our Juvenile division, imported wood sales declined at a smaller rate than experienced in recent quarters. We are also very encouraged by the initial retail sales of our newly-introduced Bella collection that hit the stores in August. As has been the case for several years, we grew upholstery sales and profitability again this quarter. Raw material price increases from our suppliers tempered profit gains in our domestic upholstery operations, however. We are watching this trend closely as we move forward. Retail sales of our Club Level by Bassett motion upholstery product line also contributed to wholesale sales gains and profitability.”

“As mentioned, we are increasing our investments in our website and our E-commerce capabilities to continue to grow Bassett,” added Spilman. “There are several components to this strategy that merit discussion. Simply increasing digital content is one component. This means more presentations of the imagery of our product assortment to further expose consumers to our designs and our custom furniture capabilities, primarily through a more aggressive consumer e-mail campaign. Secondly, technology enhancements on our website are being implemented to provide consumers with a faster and more interactive experience with our products and to allow them to visualize the myriad fabric and finish options that we offer. This is paying off in the average time spent on our website by consumers when engaging with this technology and with a much increased likelihood that they will visit a Bassett store as a result. The third component of our technology investments is designed to grow our accessory business and to round out our offerings as a complete resource for interior design. Exposing these products more heavily on our website and creating a full E-commerce framework to complement our in-store home makeover capabilities will generate opportunities for Bassett to attract more customers more often. We are encouraged by the early results that we have seen from these efforts and believe that the commitment to invest in these digital competencies will strengthen our store performance and the Bassett brand in general as we move forward.”

Retail Segment

Net sales for the 62 Company-owned Bassett Home Furnishings stores were $67.4 million for the third quarter of 2017 as compared to $61.2 million for the third quarter of 2016, an increase of $6.2 million or 10%. The increase was due to a $1.1 million or 1.8% increase in comparable store sales along with a $5.1 million increase in non-comparable store sales.

While the Company does not recognize sales until goods are delivered to the consumer, management tracks written sales (the retail dollar value of sales orders taken, rather than delivered) as a key store performance indicator. Written sales for comparable stores decreased by 2.9% for the third quarter of 2017 as compared to the third quarter of 2016.

The consolidated retail operating profit for the third quarter of 2017 was $1.4 million as compared to $0.8 million for the third quarter of 2016, an increase of $0.6 million. The 55 comparable stores generated operating income of $1.2 million for the quarter, or 2.0% of sales, as compared to $1.4 million, or 2.5% of sales, for the prior year quarter. Gross margins for comparable stores were 51.3% for the third quarter of 2017 as compared to 50.3% for the third quarter of 2016.  This increase is primarily due to improved pricing strategies and product mix. SG&A expenses for comparable stores increased $1.4 million to $29.6 million or 49.3% of sales as compared to 47.9% of sales for the third quarter of 2016. The increase in SG&A was primarily due to a $0.5 million loss for expenses associated with settling employment claims along with higher advertising expenses and occupancy costs.

Non-comparable stores generated sales of $7.3 million with operating income of $0.1 million. Included in the operating income was a $1.2 million gain on the sale of the Las Vegas store building that was closed during the third quarter.

“The third quarter in our corporate retail operation was relatively quiet as we prepared for a flurry of new store activity in the upcoming quarters,” continued Spilman. “Our June price increase began to positively offset retail gross margins with a 70 basis point year over year improvement. Delivered retail comps increased 1.8% but written sales comped down 2.9% compared to last year’s 7.9% comparable store improvement. We suffered cannibalization in stores nearby our new Westbury, NY and King of Prussia, PA locations though the overall markets grew significantly in both cases. Written sales were also affected by store closures in the south Texas market over the final three days of the quarter due to the approach of Hurricane Harvey. While these factors contributed to our written sales shortfall, the decline in store sales that we began to see this summer have continued into the first four weeks of the current quarter. We completed the store closing event in our original Las Vegas location during the quarter and began closing events in Dallas and Cincinnati. We were pleased that we were able to hold our overall margins intact as the final liquidation of store inventories are detrimental to margins. We plan to open new locations in each of these markets over the next few quarters.”

Logistical Services Segment

Revenue for Zenith was $24.9 million for the third quarter of 2017 as compared to $23.0 million for 2016, an increase of $1.9 million or 8.4%. Revenues to both Bassett and non-Bassett customers were higher quarter over quarter. Zenith’s operating expenses for the third quarter of 2017 were $23.7 million or 95.3% of revenue as compared to $22.3 million or 97.1% for the third quarter of 2016. This resulted in operating profit of $1.2 million or 4.7% of sales for the current quarter as compared to $0.7 million or 2.9% of sales for the prior year quarter. Improved operating efficiencies in the over the road freight operations were partially offset by increased costs in the home delivery operations primarily from the start-up of several local distribution hubs.

About Bassett Furniture Industries, Inc.

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality home furnishings. With 91 company- and licensee-owned stores at the time of this release, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes stylish, custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, free in-home design visits, and coordinated decorating accessories. Bassett also has a traditional wholesale business with more than 700 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2017, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income - unaudited
(In thousands, except for per share data)

	Quarter Ended				Nine Months Ended
	August 26, 2017		August 27, 2016		August 26, 2017		August 27, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Sales revenue:
Furniture and accessories	$100,152		$91,465		$294,144		$276,857
Logistics	14,109		13,247		40,134		41,395
Total sales revenue	114,261	100.0%	104,712	100.0%	334,278	100.0%	318,252	100.0%

Cost of furniture and accessories sold	45,320	39.7%	40,091	38.3%	132,199	39.5%	124,496	39.1%

Selling, general and administrative expenses excluding new store pre-opening costs	61,373	53.7%	56,800	54.2%	180,972	54.1%	173,845	54.6%
New store pre-opening costs	308	0.3%	281	0.3%	1,583	0.5%	727	0.2%
Income from operations	7,260	6.4%	7,540	7.2%	19,524	5.8%	19,184	6.0%

Gain on sale of investment	-	0.0%	-	0.0%	3,267	1.0%	-	0.0%
Impairment of investment real estate	-	0.0%	-	0.0%	(1,084)	-0.3%	-	0.0%
Other loss, net	(583)	-0.5%	(647)	-0.6%	(1,994)	-0.6%	(1,904)	-0.6%
Income before income taxes	6,677	5.8%	6,893	6.6%	19,713	5.9%	17,280	5.4%

Income tax provision	2,098	1.8%	2,728	2.6%	6,431	1.9%	6,496	2.0%
Net income	$4,579	4.0%	$4,165	4.0%	$13,282	4.0%	$10,784	3.4%

Basic earnings per share	$0.43		$0.39		$1.25		$1.00

Diluted earnings per share	$0.43		$0.38		$1.24		$0.99

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)

	(Unaudited)
	August 26, 2017	November 26, 2016
Assets
Current assets
Cash and cash equivalents	$36,497	$35,144
Short-term investments	23,125	23,125
Accounts receivable, net	19,514	18,358
Inventories, net	57,748	53,215
Other current assets	8,808	10,727
Total current assets	145,692	140,569

Property and equipment, net	101,988	104,655

Other long-term assets
Deferred income taxes, net	8,235	8,071
Goodwill and other intangible assets	17,431	17,360
Other	6,410	7,612
Total long-term assets	32,076	33,043
Total assets	$279,756	$278,267

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$19,047	$21,281
Accrued compensation and benefits	13,584	13,602
Customer deposits	20,757	25,181
Dividends payable	-	3,218
Current portion of long-term debt	3,373	3,290
Other accrued liabilities	13,554	10,441
Total current liabilities	70,315	77,013

Long-term liabilities
Post employment benefit obligations	13,776	12,760
Long-term debt	527	3,821
Other long-term liabilities	4,412	3,968
Total long-term liabilities	18,715	20,549

Stockholders’ equity
Common stock	53,677	53,615
Retained earnings	139,345	129,388
Additional paid-in-capital	626	255
Accumulated other comprehensive loss	(2,922)	(2,553)
Total stockholders' equity	190,726	180,705
Total liabilities and stockholders’ equity	$279,756	$278,267

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows - unaudited
(In thousands)

	Nine Months Ended
	August 26, 2017	August 27, 2016
Operating activities:
Net income	$13,282	$10,784
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,060	8,866
Provision for asset impairment charge	1,084	-
Gain on sale of property and equipment	(1,278)	(165)
Gain on sale of investment	(3,267)	-
Tenant improvement allowances received from lessors	1,165	590
Deferred income taxes	195	4,360
Other, net	516	421
Changes in operating assets and liabilities
Accounts receivable	(1,018)	2,334
Inventories	(4,190)	6,483
Other current and long-term assets	1,919	(4,721)
Customer deposits	(4,424)	(3,867)
Accounts payable and accrued liabilities	654	(6,120)
Net cash provided by operating activities	14,698	18,965

Investing activities:
Purchases of property and equipment	(10,817)	(18,955)
Proceeds from sale of retail real estate and property and equipment	4,474	632
Proceeds from sale of investment	3,592	-
Acquisition of retail licensee store	(655)	-
Other	223	-
Net cash used in investing activities	(3,183)	(18,323)

Financing activities:
Cash dividends	(6,544)	(5,238)
Proceeds from the exercise of stock options	310	114
Other issuance of common stock	83	182
Repurchases of common stock	(83)	(3,989)
Taxes paid related to net share settlement of equity awards	(641)	(77)
Repayments of notes payable	(3,287)	(7,235)
Proceeds from equipment loans	-	7,384
Net cash used in financing activities	(10,162)	(8,859)
Change in cash and cash equivalents	1,353	(8,217)
Cash and cash equivalents - beginning of period	35,144	36,268
Cash and cash equivalents - end of period	$36,497	$28,051

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Segment Information - unaudited
(In thousands)

	Quarter Ended		Nine Months Ended
	August 26, 2017	August 27, 2016	August 26, 2017	August 27, 2016
Net Sales
Wholesale	$61,757	$58,303	$186,025	$177,785
Retail - Company-owned stores	67,402	61,216	196,139	184,754
Logistical services	24,925	22,991	71,885	71,480
Inter-company eliminations:
Furniture and accessories	(29,007)	(28,054)	(88,020)	(85,682)
Logistical services	(10,816)	(9,744)	(31,751)	(30,085)
Consolidated	$114,261	$104,712	$334,278	$318,252

Operating Income
Wholesale	$4,466	$5,648	$15,142	$14,380
Retail	1,353	768	1,377	1,465
Logistical services	1,164	674	1,736	2,079
Inter-company elimination	277	450	1,269	1,260
Consolidated	$7,260	$7,540	$19,524	$19,184

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Rollforward of BHF Store Count

	November 26,				August 26,
	2016	Opened*	Closed*	Transfers	2017

Company-owned stores	59	3	(1)	1	62
Licensee-owned stores	31	1	(1)	(1)	30

Total	90	4	(2)	-	92

* Does not include openings and closures due to relocation of existing stores within a market.

BASSETT FURNITURE INDUSTRIES, INC. AND SUBSIDIARIES
Supplemental Retail Information--unaudited
(In thousands)

	55 Comparable Stores				55 Comparable Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 26, 2017		August 27, 2016		August 26, 2017		August 27, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$60,137	100.0%	$59,071	100.0%	$180,584	100.0%	$175,005	100.0%

Cost of sales	29,301	48.7%	29,342	49.7%	89,578	49.6%	87,678	50.1%

Gross profit	30,836	51.3%	29,729	50.3%	91,006	50.4%	87,327	49.9%

Selling, general and administrative expense*	29,622	49.3%	28,259	47.8%	87,355	48.4%	83,643	47.8%

Income from operations	$1,214	2.0%	$1,470	2.5%	$3,651	2.0%	$3,684	2.1%

	All Other Stores				All Other Stores
	Quarter Ended		Quarter Ended		Nine Months Ended		Nine Months Ended
	August 26, 2017		August 27, 2017		August 27, 2017		August 27, 2016
		Percent of		Percent of		Percent of		Percent of
	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales	Amount	Net Sales

Net sales	$7,265	100.0%	$2,145	100.0%	$15,555	100.0%	$9,749	100.0%

Cost of sales	3,796	52.3%	1,136	53.0%	8,050	51.8%	5,756	59.0%

Gross profit	3,469	47.7%	1,009	47.0%	7,505	48.2%	3,993	41.0%

Selling, general and administrative expense	3,022	41.6%	1,430	66.7%	8,196	52.7%	5,485	56.3%
Pre-opening store costs**	308	4.2%	281	13.1%	1,583	10.2%	727	7.5%

Loss from operations	$139	1.9%	$(702)	-32.8%	$(2,274)	-14.7%	$(2,219)	-22.8%

*	Comparable store SG&A includes retail corporate overhead and administrative costs.
**

Pre-opening store costs include the accrual for straight-line rent recorded during the period between date of possesion and store opening  date, employee payroll and training costs prior to store opening and other various expenses incurred prior to store opening.